                                                                Exhibit (h) (3)

LOGO OF HANSBERGER GLOBAL INVESTORS

December 5, 2005

Hansberger Institutional Series
401 East Las Olas Blvd, Suite 1700
Ft. Lauderdale, FL 33301

Re: Hansberger Institutional Series Management Fee Waiver for Expenses in Excess of Caps

Ladies and Gentlemen:

   Hansberger Global Investors, Inc. ("HGI") notifies you that it will waive its management fee (and, to the extent necessary, bear other expenses of the Hansberger Institutional Series ("HIS") Funds (collectively, the "HIS Funds") listed below) through April 30, 2008 to the extent that expenses of each share class of the HIS Funds, exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the following annual total expense cap rates:

Name of Fund                                              Total Expense Cap for Applicable Fund(s)
------------                                              ----------------------------------------
HIS International Value Fund, HIS All Countries Fund, HIS   1.00% for Institutional class shares
International Growth Fund and HIS International Core Fund   1.15% for Advisor class shares

HIS Emerging Markets Fund                                   1.25% for Institutional class shares
                                                            1.40% for Advisor class shares

   With respect to each HIS Fund, HGI shall be permitted to recover management fees that it has waived, and expenses it has borne, if any, subsequent to the effective date of this letter agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that a HIS Fund's expenses fall below the annual rates set forth above. Provided, however, that a HIS Fund is not obligated to pay any such deferred fees more than one year after the end of the fiscal year in which the fee was deferred.

   During the periods covered by this letter agreement, the expense cap arrangement set forth above for each of the HIS Funds may only be modified by a majority vote of the "non-interested" Trustees of the HIS Funds.

   We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced HIS Funds with the Securities and Exchange Commission, in accruing each HIS Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

   This letter supersedes and replaces that certain Management Fee Waiver for Expenses in Excess of Caps letter dated September 2, 2005.

                                            Hansberger Global Investors, Inc.

                                            By: /s/ Thomas A. Christensen, Jr.
                                                --------------------------------
                                                Name: Thomas A. Christensen, Jr.
                                                Title: Chief Financial Officer
401 EAST LAS OLAS BLVD., SUITE 1700
FORT LAUDERDALE, FLORIDA 33301
TEL: 954 522 5150 FAX: 954 713 2525